Exhibit 99

Granite Broadcasting’s Stuart Beck Appointed as Ambassador/Permanent Representative of the Republic of Palau to the United Nations

NEW YORK, Sept. 21 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today that Stuart Beck has been appointed by Tommy E. Remengesau, Jr., the President of Palau, as Ambassador/Permanent Representative of the Republic of Palau to the United Nations.

As Palau’s first Ambassador to the United Nations, Mr. Beck will resign as President of Granite to take up his duties on a full-time basis when the 59th Session of the United Nations General Assembly convenes today, September 21, 2004. He will remain an active member of the Company’s Board of Directors.

Stuart Beck has a long history with the Republic of Palau. He began working with Palau in 1977, serving as Chief Counsel during the country’s successful effort to obtain independence and he helped Palau enact its Constitution and install its first government.

In 1988, he co-founded Granite with the Company’s current Chairman and Chief Executive Officer W. Don Cornwell. “Stuart has been an integral part of Granite’s corporate history,” said Mr. Cornwell. “Stuart’s vision and enthusiasm have been an inspiration since our Company’s founding. On behalf of our entire organization, I would like to thank him for his 16 years of dedication to Granite. He will be an outstanding asset to the people of Palau and he will make a significant contribution of substance to the nation’s future. We also look forward to Stuart’s expertise and insights as an active member of our Board.”

His Excellency Mr. Beck commented, “It is a rare and unique privilege to represent a sovereign country in the United Nations and to play a role in world events. After co-founding Granite with my business partner and friend Don Cornwell and spending 16 excellent years helping to build Granite, it would only be for a unique assignment and lifelong dedication to a young and growing nation like this that I would ever consider reducing my involvement with Granite. It is therefore with sadness that I am resigning as President, although I will be continuing to maintain a close involvement with Granite as an active Board member, as well as a shareholder in the Company.”

Ambassador Beck, who is 57, was born, raised and educated in New York. He is a graduate of Harvard College (A.B.1968) and Yale Law School (J.D. 1971). He was a trial lawyer at Williams and Connolly in Washington and also did trial work in New York before co-founding Granite. Initially retained in 1977 by the Legislature of Palau to petition on their behalf at the United Nations for an end to their Trusteeship and independence from the United States, he became more deeply involved by securing Professor John Kenneth Galbraith to serve as an architect of Palau’s economic development, by leading negotiations with the United States to conclude a Compact of Free Association and by helping to organize a Constitutional Convention. For these efforts, he was awarded Honorary Citizenship in 1979. Thereafter, he and his wife, Ebiltulik, a Palauan citizen, have undertaken efforts to educate many Palauan youngsters in the United States.

Palau is an island nation comprised of 16 states, an archipelago of more than two hundred islands surrounded by a coral reef system described by international explorer Jacques Cousteau as “the most beautiful in the world.” It has been characterized by Conservation International as one of a small number of remaining biodiversity “hotspots” with an unequalled number of marine and terrestrial species. It is the westernmost archipelago in the Caroline chain located in the North Pacific Ocean, southeast of the Philippines. Palau will celebrate its tenth year of independence as an island nation on October 1, 2004.

Following the end of WWII, the Carolines, Marianas and Marshall Islands became United Nations Trust Territories under United States administration, with Palau as one of six island districts. After three decades as part of the Trust Territory, Palau gained independence in 1978. Ambassador Beck negotiated a Compact of Free Association with the United States, which was approved in 1986, and came into force in 1994, with Palau gaining its independence and a seat in the United Nations. Palau now conducts diplomatic relations with 35 countries and is a member of the Coalition of the Willing.

Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB). The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin. The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York. The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan. On April 23, 2004 Granite announced its intention to enter into a strategic arrangement with Malara Broadcasting under which Granite will provide advertising sales, promotion and administrative services and selected programming to Malara-owned stations in Fort Wayne, Indiana and Duluth, Minnesota-Superior, Wisconsin.

CONTACT:

W. Don Cornwell, Granite Broadcasting Corporation,

+1-212-826-2530;

or

Joe LoBello, Brainerd Communicators, Inc,

+1-212-986-6667,

for Granite Broadcasting Corporation

Web site: http://www.granitetv.com

(GBTVK)